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                                                                    Exhibit 99.2
                         CODA ENERGY, INC NEWS RELEASE


                  CODA ANNOUNCES RECEIPT OF OFFER TO PURCHASE
                                  SUBSIDIARY

     Dallas, Texas, August 24, 1995 . . . . Coda Energy, Inc. (NASDAQ - NMS:
CODA) announced today that it has received an offer to purchase substantially all of the assets of its wholly owned gas gathering and processing subsidiary, Taurus Energy Corp. ("Taurus"). The offer, which is subject to several contingencies, has been referred to the Special Committee of the Board of Directors of the Company for review and consideration. The Special Committee has been charged by the Board with the responsibility of reaching a determination or recommendation, if any, with respect to the possible sale or restructuring of the ownership of Taurus, including any proposals to acquire Taurus separate or apart from a sale of the Company, and the Special Committee has retained independent legal counsel and a financial advisor.

     There can be no assurance at this time as to whether or not any such sale will occur or as to the timing or terms of any such transaction.

     Additional information about Coda Energy, Inc. may be obtained by contacting the Company's Vice President and General Counsel, Joe Callaway, at Coda's headquarters, 5735 Pineland Drive, Suite 300, Dallas, Texas 75231, telephone number (214) 692-1800 or (800) 486-2632.